5445 Conestoga Court, Suite 150 Boulder, Colorado 80301 (800) 759-9305

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

July 24, 2024

Dear Fellow Stockholder:

We are reaching out to you regarding the proxy materials that you recently received in connection to the annual meeting of stockholders of Sonoma Pharmaceuticals, Inc. (the “Company” or “Sonoma”) scheduled to be held on August 14, 2024 (the “Annual Meeting”). Your vote is extremely important, regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, please vote your shares as promptly as possible so that your shares may be represented and voted at the Annual Meeting.

This letter is being sent to you because you held shares of Sonoma on the record date, June 21, 2024, and we have not yet received your vote. In order to hold the annual meeting, we need to have a quorum present. Your vote is extremely important, no matter how many shares you hold or how you choose to vote. PLEASE VOTE YOUR SHARES TODAY.

For the reasons set forth in the proxy statement dated July 1, 2024, your Board of Directors unanimously recommends you vote “FOR” the election of two director nominees and “FOR” proposals 2, 3, 4, 5, 6, 7 and 8. Please vote via the internet or sign, date and return the enclosed voting instruction form as soon as possible.

We have retained D.F. King & Co., Inc. (“D.F. King”) to solicit proxies for us. We have agreed to reimburse D.F. King for reasonable expenses. If you need assistance in voting your shares, please feel free to call D.F. King at (877) 283-0320.

On behalf of your Board of Directors, thank you for your ongoing support of, and continued interest in, our Company.

Sincerely,

Bruce Thornton
Executive Vice President, Chief Operating Officer and Corporate Secretary
Boulder, Colorado